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                          ACQUISITION AGREEMENT
     THIS ACQUISITION AGREEMENT (this "Agreement"), dated September 22, 1999, is by and between Zirca Corporation, a Texas corporation ( "Seller"), and uniView Technologies Advanced Systems Group, Inc. a Texas corporation ("Buyer"). Interphase Corporation, a Texas corporation ("Interphase") and uniView Technologies Corporation, a Texas corporation ("uniView"), join in this Agreement to the extent and for the purposes stated herein.
     RECITALS. Buyer desires to acquire properties and assets of Seller, as described on Exhibit A hereto, from Seller, and Seller agrees to sell such properties and assets to Buyer, on the terms and conditions set forth herein.
     In consideration of the premises and the foregoing, the terms hereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:
                        ARTICLE 1  - DEFINITIONS
     1.1 Defined Terms . In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and all Exhibits and Schedules referenced herein:
     "Affiliate" shall mean, as to a Person, any other Person controlling, controlled by, or under common control with such first Person. As used in this definition, the term "control" shall mean the power, directly or indirectly, to vote more than fifty percent (50%) of the outstanding voting stock of a corporation or more than fifty percent (50%) of the equity of an unincorporated entity, or the right, directly or indirectly, to designate a majority of the directors of a Person (in the case of a corporation) or the person(s) exercising similar functions (in the case of an unincorporated Person).
     "Assets" shall mean the properties and assets listed or described on Exhibit A attached hereto and shall include Software, Trademark, Patent Rights and Copyrights, as hereinafter defined.
     "Assigned Contracts" shall mean those contracts, commitments and obligations described in Exhibit B attached hereto.
     "Assumed Liabilities" shall mean (i) those liabilities and obligations of Seller listed on Exhibit C attached hereto and (ii) the future performance of the Assigned Contracts.
     "Business" shall mean Seller's web-based pre-paid calling card and transaction processing business.
     "Closing" shall mean (i) the transfer of the Assets by Seller to Buyer, and the transfer by Buyer and uniView to Seller of the Purchase Price, and (ii) the consummation of the other Transactions contemplated to take place on the Closing Date.
     "Copyrights" shall mean, to the extent existing, all of Seller's copyrights (all of which are unregistered) and all information, descriptive material, computer programs, sales bulletins, catalogs, product literature, advertising materials, customer lists, prospect lists, outstanding quotations, sales leads, and such other documents related to the Software and the Business as may be of assistance to Buyer connection with the promotion of sales of the Software, whether or not copyrighted or copyrightable.
     "IRS" shall mean the Internal Revenue Service.
     "Law" or "Laws" shall mean any and all applicable statutes, laws, ordinances, proclamations, regulations, published requirements, orders, decrees and rules of any foreign, federal, state or local government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority, including, without limitation, those covering
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environmental, tax, energy, safety, health, transportation, bribery, record keeping, zoning, discrimination, antitrust and wage and hour matters, and in each case as amended and in effect from time to time.
     "Lien" shall mean any lien, pledge, security interest, mortgage or other similar encumbrance.
     "Material Adverse Effect" shall mean a material adverse effect on the Assets, or on the business, operations or condition (financial or otherwise) of the Business.
     "Patent Rights" shall mean, to the extent existing, all concepts, ideas, inventions, trade secrets, know-how (whether patentable or not) related to the Software.
     "Person" shall mean an individual, an entity, a government, a political subdivision of a government or a government agency.
     "Retained Liabilities" shall mean any and all debts, liabilities or obligations of Seller arising from events, transactions or occurrences with respect to the period before the Closing (other than the Assumed Liabilities).
     "Software" shall mean, to the extent existing, all of Seller's drawings, sketches, diagrams, specifications, engineering records, engineering notes and notebooks, operating instructions, know-how, data, technology, methodology, and other physical and written descriptions and embodiments, including application code, to internally developed software related to the Business and reflected on Exhibit A, which Seller has designed and tested;
     "Sublease" shall mean that certain Sublease Agreement in the form attached as Exhibit D to be executed by uniView and Interphase at the Closing.
     "Transactions" shall mean the transactions contemplated by this Agreement.
     "Trademark" shall mean the "Zirca" trademark.
                 ARTICLE 2 - PURCHASE AND SALE OF ASSETS
     2.1 Asset Acquisition. Subject to the terms and conditions set forth in this Agreement, at the Closing Seller shall sell, assign, transfer, convey and deliver or cause to be delivered to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to the Assets, including the Software, Trademark, Patent Rights and Copyrights, free and clear of all Liens (other than the Assumed Liabilities). Seller agrees to promptly execute and deliver all papers and perform such other acts which are reasonably necessary to transfer to Buyer or perfect in Buyer the rights, title and interest hereby conveyed, including separate assignments where necessary, all of the same being in form and substance reasonably satisfactory to counsel for Seller and Buyer.
     2.2   Assumed Liabilities; Retained Liabilities.
          (a) At the Closing, Buyer will assume, and shall pay, perform and/or discharge as and when due, the Assumed Liabilities, including, but not limited to, future performance of the Assigned Contracts.
          (b) Notwithstanding anything herein to the contrary, Buyer shall not assume, become liable for, or agree to pay, perform or discharge the Retained Liabilities.
     2.3 Purchase Price. Subject to the terms and conditions of this Agreement and as consideration for the sale and transfer of the Assets to Buyer, Buyer shall pay to Seller cash and uniView shall deliver Common Stock to Seller as follows (the "Purchase Price"):
          (a) At Closing, Buyer shall pay to Seller Three Hundred Thousand Dollars ($300,000.00) cash; and
          (b) In partial consideration for the sale and transfer of the Assets, Software, Trademark, Patent Rights and Copyrights, uniView shall cause to be issued and shall deliver to Seller within three (3) days
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after the expiration of the fifteen (15) day notice period required by
NASDAQ, but in no event later than thirty (30) days after the Closing Date, an original stock certificate representing Three Hundred Sixty Thousand (360,000) shares of $0.10 par value of Common Stock of uniView (the "Shares"). The number of Shares to be issued has been determined by dividing Six Hundred Seventy Five Thousand ($675,000.00) by the closing last trade price of uniView's Common Stock as of September 15, 1999 reported by NASDAQ reporting system which price uniView and Seller agree to be One and 875/1000 ($1.875). uniView represents and warrants that the issuance of the Shares has been authorized by all necessary action, corporate or otherwise, and that upon delivery of the stock certificates representing the Shares, the Shares shall be validly issued, fully paid, and non-assessable.
          Seller represents that it is acquiring the Shares for its own account for investment purposes only and not with a view towards distribution. Seller understands and agrees that it must bear the economic risks of the Shares for an indefinite period of time. Except as expressly set forth above, no representations or warranties have been made to Seller by uniView, the officers or directors of uniView, or any agent, employee or affiliate of any of them regarding uniView. Seller has conducted whatever investigations and due diligence activities it deems appropriate in connection with its acquisition of the Shares. Seller understands that no federal or state governmental authority has made any finding or determination relating to the fairness of an investment in the Shares and that no federal or state governmental authority has recommended or endorsed, or will recommend or endorse, the Shares. Seller, in making the decision to acquire the Shares, has relied upon independent investigation made by it and has not relied on any information or representations made by third parties. Seller understands that the Shares have not been registered under the Securities Act or under state securities laws and therefore it cannot dispose of any or all of the Shares unless and until such Shares are subsequently registered under the Securities Act and applicable state securities laws or exemptions from such registration are available. Seller acknowledges that a legend substantially as follows will be placed on the certificates representing the Shares.

                THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT) ), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 OR OTHER EXEMPTION UNDER THE SECURITIES ACT (IF AVAILABLE), AND IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR OTHER JURISDICTION.

     2.4  The Closing .
(a) The Closing shall be held at the offices of Interphase, 13800 Senlac Drive, Farmers Branch, Texas 75234, at 10:00 a.m., Dallas time, on September 27, 1999, or such other date and at such other place as the parties shall agree to in writing (the "Closing Date"). Title to, ownership of, control over, and risk of loss of, the Assets shall pass to Buyer at the Closing.
(b) No action taken at the Closing with respect to the consummation of the Transactions shall be deemed to have been taken until such time as the last of any such actions is taken or completed.
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(c)            At or before the Closing, each party shall cause to be
prepared, and at the Closing the parties shall execute, deliver and file, each document, agreement and instrument required or contemplated by this Agreement to be so executed, delivered and filed in connection with the Transactions and which have not been theretofore accomplished. The documents of transfer ("Transfer Documents") shall include the General Bill of Sale and Assignment in the form of Exhibit E, the Sublease, and other agreements and instruments of transfer, conveyance, assignment and assumption appropriate and customary for the purpose of consummating the Transactions.
     2.5 Purchase Price Allocation . Seller and Buyer hereby agree that, for all accounting and foreign, federal, state and local tax reporting purposes, the Purchase Price shall be allocated in accordance with the Allocation Schedule (herein so-called) attached hereto as Exhibit F, including without limitation in connection with the preparation and filing of any required forms with the IRS so that the information reflected on such forms shall be consistent.
          ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer as follows:
     3.1 Existence and Good Standing . Seller is a corporation duly organized, validly existing and in good standing under Texas Laws.
Seller has full corporate power and authority to carry on the Business as it is now being conducted, to own and operate its assets, properties and business, to enter into and to perform this Agreement and to sell, transfer and convey the Assets to Buyer.
     3.2 Capitalization . Interphase owns all of the issued and outstanding shares of capital stock of Seller.
     3.3  Authorization; Validity of Agreement .  The execution, delivery and performance by Seller of this Agreement, the Transfer Documents and each of the other agreements and instruments contemplated hereby to which Seller is, or is to be, a party have been duly authorized and approved by the Board of Directors of Seller and by Interphase, as the sole shareholder of Seller, and no further corporate action on the part of Seller is necessary to fully authorize such execution, delivery and performance. This Agreement, the Transfer Documents and each of the other agreements and instruments contemplated hereby to which Seller is, or is to be, a party, have been, or when executed will be, duly executed and delivered by Seller and are the legal, valid and binding obligations of Seller enforceable against
Seller in accordance with their terms.
     3.4 No Conflict with Other Instruments . The execution and delivery by Seller of this Agreement, the Transfer Documents and the other agreements and instruments to be executed by Seller hereunder or thereunder, and the consummation of the transactions contemplated hereunder or thereunder by Seller will not (a) result in the creation of any Lien upon any Asset, (b) result in a breach or violation of or constitute a default under Seller's Articles of Incorporation or Bylaws or, assuming consent is obtained from those Persons listed on Schedule 3.5, any document or agreement, or (c) violate any Law.
     3.5  Consents and Approvals.   Except with regard to the software
licenses described in Section 3.6 below or as otherwise set forth on
Schedule 3.5 attached hereto, no authorization, consent, approval, permit or license of, or filing with, any Person is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Seller.
     3.6 Title . Upon consummation of the Transactions, Buyer shall receive good and unencumbered title to the Assets, free and clear of all Liens, other than the Liens included within the Assumed Liabilities.
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Notwithstanding the foregoing, Seller makes no representations or warranties as to the transferability of any software licenses pertaining to any software (e.g. Windows 98), other than the Software, as defined hereinabove, transferred to Buyer in conjunction with the transfer of the Assets, and the failure by Seller to obtain the applicable licensor's consent to the transfer of the software license shall not be deemed a violation of this Agreement or Seller's obligations hereunder.
     3.7  Condition of Assets.   The Assets are being transferred and
conveyed in an "AS IS and WHERE IS" condition, and Seller makes no representations or warranties regarding the Assets or the quality or condition thereof, except as expressly set for in this Agreement.
     3.8   Patents, Trademark and Copyrights .  Seller has an
application pending with the United States Patent and Trademark Office with regard to the Trademark. Seller is the owner of the Patent Rights, Copyrights, and, to the best of its knowledge, the Trademark, including all common law, statutory and other rights therein, free and clear of any rights or claims or licenses of others, and has not entered into any agreements or contracts authorizing others to use the Patent Rights, Trademark and Copyrights; (b) to the best of Seller's knowledge, no person or entity is infringing or has threatened to infringe any of the Patent Rights, Trademark or Copyrights and Seller has not requested any person or entity to cease or modify any activity or product or to take out a license for such activity or product by reason of past, present or prospective infringement of any Patent Rights, Trademark or Copyrights;
(c) to the best of Seller's knowledge, use of the Trademark, Copyrights and the use of the Software will not constitute infringement of another's Trademark, Patent Rights or Copyrights or otherwise constitute unfair competition or trade secret infringement; (d) there is no pending or, to the best of Seller's knowledge, threatened litigation related in any way to the validity, use or enforceability of any of the Trademark, Patent Rights or Copyrights, and all of the right, title and interest in and to the Software, Trademark and Copyrights acquired by Buyer under this Agreement are free and clear of all Liens; (e) subject to obtaining Landlord's consent to the Sublease, upon execution and delivery of this Agreement and the documents identified herein, Seller will have conveyed to Buyer good and unencumbered title to the Assets, including the Software (but not including the software licenses pertaining to software other than the Software, as defined herein), Patents, and Copyrights, and to the best of its knowledge the Trademark, free and clear of all Liens; (f) Seller has entered into no contracts or other obligations with respect to the Software except those heretofore disclosed in writing to Buyer, the benefits of which have been assigned to Buyer, and Seller has not and will not enter into any agreement or other obligation which in any way limits or would limit the rights of Buyer to the Software, Patents, Trademark and Copyrights; (g) this Agreement and all obligations and undertakings by Seller hereunder are in compliance with the laws of the State of Texas and all other applicable laws; and (h) all test results, complaints and other data and communications known to Seller as of the date of this Agreement, evidencing any material defect or problem in the Software or with respect to its design, operation, reliability, or the like, have been disclosed to Buyer in writing.
     3.9 Litigation . There are no suits, actions, claims, inquiries, investigations by any private or governmental body, legal, administrative or arbitration proceedings pending or, to the knowledge of Seller, threatened, against or affecting Seller with respect to the Business, or affecting Seller or the Assets, or which question the validity or legality of the Transactions. Seller does not know of any basis or grounds for any such suit, action, claim, inquiry,
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investigation or proceeding which are currently assertable affecting the
Business, Seller or the Assets and which, if determined adversely against Seller, could reasonably be expected to have a Material Adverse
Effect.
     3.10 Brokerage Fees . There are no claims for investment bankers' fees, brokerage commissions, finders' fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of Seller.
           ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller as follows:
     4.1 Existence and Good Standing . Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power to enter into and perform this Agreement.
     4.2 Capitalization . uniView owns all of the issued and outstanding shares of capital stock of Buyer.
     4.3  Authorization; Validity of Agreement .  The execution, delivery and performance by Buyer of this Agreement, the Transfer Documents and each of the other agreements and instruments contemplated hereby to which Buyer is a party have been duly authorized and approved by all necessary action by Buyer, and no further corporate action is necessary on the part of Buyer, to fully authorize such execution, delivery and performance. This Agreement, the Transfer Documents and each of the other agreements and instruments contemplated hereby to which Buyer is, or is to be, a party have been, or when executed will be, duly executed and delivered by Buyer and are the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their terms.
     4.4 No Conflict With Other Instruments . The execution and delivery of this Agreement and consummation of the Transactions will not
(a) result in a breach or violation of, constitute a default under, or result in the creation of any Lien upon any of the properties or assets of Buyer pursuant to (i) the Certificate of Incorporation or Bylaws of Buyer, as presently in effect, or (ii) any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer is a party or by which it is bound or to which any of the properties of Buyer are subject or (b) violate any provision of any law, statue, rule, regulation, judgment or decree, domestic or foreign, applicable to
Buyer.
     4.5  Consents and Approvals.   No authorization, consent, approval,
permit or license of, or filing with, any Person is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Buyer.
     4.6 Brokerage . There are no claims for investment bankers' fees, brokerage commissions, finders' fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of Buyer for which Seller is or may be liable.
           ARTICLE 5 - AGREEMENTS AND COVENANTS OF THE PARTIES
     Seller and Interphase, on the one hand, and Buyer and uniView, on the other hand, covenant and agree with each other as follows:
     5.1  Sublease.   At the Closing, uniView and Interphase shall
execute and deliver the Sublease.
     5.2 Registration Rights Agreement. At the Closing, uniView and Seller shall execute and deliver a Registration Rights Agreement in the form attached hereto as Exhibit G. The Registration Rights Agreement provides for, among other things, certain piggy back and demand securities registration rights in favor of Seller as more fully described therein.
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     5.3  Nonsolicitation.  Except as specifically provided in Section
5.4 below, Seller and Interphase, on the one hand, and Buyer and
uniView, on the other hand, shall not, during the stated term of the Sublease, on their own behalf or on behalf of any other Person, hire, solicit or seek to hire, any employee of either of the other two parties or their Affiliates or in any other manner attempt directly or indirectly to influence, induce or encourage any employee of either of the other two parties or their Affiliates to leave the employment of such other parties or their Affiliates.
     5.4 Hiring of Employees. At Closing, Buyer shall offer to employ those employees of Seller listed on Schedule 5.4 attached hereto, for a minimum period of 90 days commencing on the Closing Date, on such terms and conditions as are agreed upon by Buyer and the applicable employee.
     5.5 Restrictions on Seller. The sale herein is exclusive in all respects and Seller agrees that after the Closing Date, Seller will not, and will use its best efforts to cause its officers, employees, agents and Affiliates to not, except as expressly requested by Buyer or otherwise required to carry out the provisions of this Agreement:
     (a) Provide technical information or assistance relating to the Software to any person or organization other than Buyer or persons authorized by Buyer to receive such information or assistance; or
     (b) Assist any other person or organization in engaging in the design, development, engineering or sale of the Software; or
     (c) Directly or indirectly reveal to anyone or utilize in any way the Software (i) except as required by this Agreement or (ii) as expressly requested by Buyer.
     5.6 Assignments. At Closing, or as soon thereafter as is practicable, Seller or Interphase, as applicable, shall assign to Buyer the Trademark and any other uses of the name "Zirca", including domain names and assumed names. After the Closing Date, Seller agrees to change its corporate name and to not use or employ in any manner, directly or indirectly, the name "Zirca" or any variation thereof.
                        ARTICLE 6 - MISCELLANEOUS
     6.1 Nature of Statements; Survival . Notwithstanding any investigation heretofore or hereafter made by or on behalf of any of the parties to this Agreement, the representations and warranties contained in this Agreement shall survive the Closing for a period of two (2)
years from the Closing Date.
     6.2 Indemnity . Seller and Interphase agree to indemnify and hold harmless Buyer, as well as its officers, directors, agents, attorneys and Affiliates (collectively, "Buyer's Group"), from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (collectively "Claims") asserted against or incurred by Buyer's Group by reason of or resulting from the untruth, breach or failure of any representation or warranty made by Seller or Interphase under or contained in this Agreement or in any of the Transfer Documents, or the breach or failure by Seller or Interphase to perform any of its covenants, commitments, agreements or obligations under or contained in this Agreement or in any of the Transfer Documents. Without limiting the generality of the foregoing, Seller and Interphase agree to indemnify and hold harmless Buyer from and against any Claims by reason of or resulting from any occurrence, event or transaction arising out of or relating to the use, ownership or operation of the Assets prior to the Closing, except to the extent such Claims relate to the Assumed
Liabilities.
     Buyer and uniView agree to indemnify and hold harmless Seller, as well as its officers, directors, agents, attorneys and Affiliates (collectively, "Seller's Group"), from and against all losses, claims,
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obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (collectively "Claims") asserted against or incurred by Seller's Group by reason of or resulting from the untruth, breach or failure of any representation or warranty made by Buyer or uniView under or contained in this Agreement or in any of the Transfer Documents, or the breach or failure by Buyer or uniView to perform any of its covenants, commitments, agreements or obligations under or contained in this Agreement or in any of the Transfer
Documents. Without limiting the generality of the foregoing, Buyer and uniView agree to indemnify and hold harmless Seller from and against any Claims by reason of or resulting from any occurrence, event or transaction arising out of or relating to the use, ownership or operation of the Assets subsequent to the Closing.
     6.3 No Third Party Beneficiaries . Except to the extent a third party is expressly given rights herein, any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the parties hereto and their respective legal representatives, successors, and permitted assigns and such agreements shall not inure to the benefit of the obligees of any indebtedness of any party hereto, it being the intention of the parties hereto that no Person or entity shall be deemed a third party beneficiary of this Agreement, except to the extent a third party is expressly given rights herein.
     6.4 Remedies . In addition to the rights and remedies of the parties specifically provided for herein, each party hereto shall have such other remedies as shall be available under applicable law or in equity for the other party's breach or failure to perform any of its representations, warranties, covenants, agreements or obligations under or contained in this Agreement.
     6.5 Assignment . Neither party to this Agreement may sell, transfer, assign, pledge, or hypothecate its rights, interests, or obligations under this Agreement without the consent of the other party. Notwithstanding the foregoing, either party hereto may assign this Agreement, or its rights, interests and obligations hereunder to one or more Affiliates. Such assignment shall not be deemed to release the assigning party from this Agreement, and the assigning party shall remain responsible for the performance of this Agreement by its assignee.
     6.6  Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under applicable present or future laws, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.
     6.7  Costs, Expenses, and Legal Fees.  If either party hereto brings an action at law or in equity against the other in order to enforce the provision of this Agreement, the prevailing party in such action (whether plaintiff or defendant) shall be entitled to recover reasonable attorneys' fees and expense for the other. Except as otherwise expressly provided in the immediately preceding sentence, the parties hereto shall pay their own expenses separately incurred in connection with the preparation and review of this Agreement and the transactions contemplated hereby.
     6.8  Waiver.  The waiver by either party of any breach or provision
of this Agreement must be in writing.   No waiver of any breach or
failure by either party to enforce any of the terms or conditions of this Agreement at any time shall, in any manner, limit or waive such party's right thereafter to enforce and to compel strict compliance with every term and condition hereof. One or more waivers of any breach of any covenant, term, or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term, or provision nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term, or provision.
     6.9 Notices. Any notice or communication pursuant hereto must be in writing and given by (a) deposit in the mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service or overnight delivery service, or (c) transmission by telecopy. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by hand, courier service, or telecopy, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger being proof of delivery) or at such time as delivery is refused by the addressee upon presentation. For purposes of notice, the addresses of the parties shall be as set forth beside their signatures to this Agreement. Any party may change its address for notice by written notice given to the other party.
     6.10 Miscellaneous. This Agreement (a) supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect thereto, (b) may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one document, and (c) shall be binding upon the parties hereto, together with their respective successors and permitted assigns. There are no oral agreements between the parties to this Agreement. No change or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver shall be in writing and signed by the parties hereto. The terms "herein," "hereto," "hereof," and "hereby" refer to this Agreement as a whole unless the context clearly requires otherwise. The captions in this Agreement are for convenience of reference only. Faxed copies of manually executed signature pages to this Agreement will be fully binding and enforceable without the need for delivery of the manually executed signature page. This Agreement shall not be construed against the party responsible for, or primarily responsible for, preparing this Agreement. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF TEXAS, WITHOUT REGARD TO CONFLICT OF LAW RULES OF SUCH STATE.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                              ZIRCA CORPORATION
Address:
Zirca Corporation
13800 Senlac Drive               By: /s/   Steven P. Kovac
Farmers Branch, Texas 75234             Name:      Steven P. Kovac

Telecopy No. (214) 654-5510             Title:    Vice President, CFO
Attn: Steve Kovac
With a copy to:
David H. Segrest
Gardere & Wynne , L.L.P.
3000 Thanksgiving Tower
1601 Elm Street
Dallas, Texas 75201-4761
Telecopy No. 214-999-4667

                              UNIVIEW TECHNOLOGIES ADVANCED SYSTEMS
Address:                                          GROUP, INC.
uniView Technologies Advanced
Systems Group, Inc.
10911 Petal Street              By:   /s/  Patrick A. Custer
Dallas, Texas 75238             Name:  Patrick A. Custer
Attn: Patrick Custer               Title:    President
With a copy to:
Billy Robinson,
General Counsel
Uniview Technologies Corporation
10911 Petal Street
Dallas, Texas 75238

                                 JOINDER

     For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Interphase Corporation and uniView Technologies Corporation, each by its signature hereto, join in the execution of the above and foregoing Acquisition Agreement (the "Agreement") and agree to be bound by the terms thereof to such extent and for such purposes as expressed in the Agreement.

                              INTERPHASE CORPORATION

                              By: /s/   Steven P. Kovac
                              Name:      Steven P. Kovac
                              Title:    Vice President, CFO

                              UNIVIEW TECHNOLOGIES CORPORATION

                              By:  /s/  Patrick A. Custer

                              Name:   Patrick A. Custer
                              Title:     President

                                Exhibit A

                                 Assets

                                Exhibit B

                           Assigned Contracts

                                Exhibit C

                           Assumed Liabilities

                 Future performance of Assigned Contracts.

                                Exhibit D

                           Sublease Agreement

                                Exhibit E

       General Bill of Sale, Assignment, and Assumption Agreement

                                Exhibit F

                           Allocation Schedule

$615,140.00 of the Purchase Price shall be allocated to the Assets, and $359,860 of the Purchase Price shall be allocated to developed software.

                                Exhibit G

                      Registration Rights Agreement

                              Schedule 3.5

                            Required Consent

Principal Life Insurance Company as Landlord under Prime Lease

                              Schedule 5.4

                            List of Employees